UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
______________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually on Wednesday, May 10, 2023, at 10:00 a.m., Eastern time. On March 28, 2023, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2023 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders on or about April 24, 2023.

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Additional Information on Shareholder Proposal No. 5

American Water Inclusion, Diversity and Equity (ID&E) Recognitions

On Monday, April 24, 2023, American Water issued a press release including the following information regarding recognitions it has received from several national organizations for its ID&E leadership:

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American Water Recognized for Inclusion, Diversity & Equity Leadership

CAMDEN, N.J. – APRIL 24, 2023 – American Water (NYSE: AWK), the nation’s largest publicly traded water and wastewater utility company, announced today that it has been recognized by several national organizations for its inclusion, diversity and equity (ID&E) leadership, including:
•Named in 2023 to Impact Shares NAACP Minority Empowerment ETF (NACP)
•Recognized by 50/50 Women on Boards™ (50/50WOB) for its Gender-Balanced Board of Directors
•Named 2023 Best of the Decade honoree provided by Minority Business News USA (MBN USA) and Women's Enterprise USA (WE USA)
•Earned the 2023 VETS Indexes 3-Star Employer designation provided by VETS Indexes for the third consecutive year

“American Water is proud to be recognized for our ongoing commitment to inclusion, diversity and equity,” said M. Susan Hardwick, president and chief executive officer, American Water. “We are committed to making a positive impact in the diverse communities we are privileged to serve while continuing to build an equitable and inclusive workplace for our employees.”

NACP is designed to provide broad equity market exposure to U.S. companies that fit the NAACP’s vision of good corporate citizens. NACP tracks the Morningstar Minority Empowerment Index, which is designed to provide exposure to U.S. companies with strong racial and ethnic diversity policies in place, empowering employees irrespective of their race or nationality. The index includes the top 200 companies from the Russell 1000 ranked against eighteen social impact factors curated by the NAACP that measure corporate commitment to racial equity.

50/50WOB is the leading global nonprofit education and advocacy campaign driving the movement toward gender balance and diversity on corporate boards. The company shares a mutual desire to ignite meaningful change across all corporate leadership levels and bring attention to the business imperative of diverse boards. American Water is among only 11 percent of U.S. corporations to have earned the 50/50 Women on Boards™ designation.

MBN USA and WE USA 2023 Best of the Decade honorees are the best-of-the-best in supply-chain diversity, excelling in their staunch commitment to minority business development and inclusion. This prestigious list celebrates outstanding supplier diversity programs that consistently drive progress and incomparable innovation in the supply chain.

As the most objective and comprehensive evaluation of veteran employers, the VETS Indexes Employer Awards program has set a new standard in veteran employment data. The in-depth survey and recognition program analyzes employers’ policies, practices, and outcomes in detail, across the following categories: Veteran job candidate recruiting and hiring, veteran employee development and retention, veteran-inclusive policies and culture, support for members of the National Guard and Reserves and military spouse/family support.

Additionally, American Water has earned the 2022 Leading Disability Employer by the National Organization on Disability, named one of America’s Top Corporations for Women’s Business Enterprises for 2023 by Women’s Business Enterprise National Council, earned the 2023 Military Friendly® Silver Employer and Top 10 Spouse Employer designations and was also recognized as a 2022 Military Times Best for Vets Employers for its industry-leading efforts in hiring and supporting our nation’s military veterans.